Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

Ormat Technologies Reports Second quarter 2019 financial results gross profit increased 13.4%; management increases Full-year Adjusted EBITDA guidance

RENO, Nev. August 7, 2019, Ormat Technologies, Inc.1 (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2019.

($ millions, except per share amounts)	Q2 2019	Q2 2018	Change (%)
Revenues
Electricity	129.1	122.2	5.6%
Product	52.0	54.9	(5.3)%
Other	3.0	1.2	145.3%
Total Revenues	184.1	178.3	3.2%
Gross Profit	65.1	57.5	13.4%
Gross margin (%)
Electricity	42.8%	33.5%
Product	20.6%	31.6%
Other	(29.5)%	(68.3)%
Gross margin (%)	35.4%	32.2%
Operating income	46.9	36.6	28.0%
Net income (loss) attributable to the Company’s shareholders	33.9	(0.3)
Diluted EPS	$0.66	$(0.01)

Adjusted Net income attributable to the Company’s stockholders[2]	20.6	16.6	24.1%
Diluted Adjusted EPS[2]	$0.40	$0.32	25.0%
Adjusted EBITDA[2]	94.9	80.8	17.4%

1 Ormat Technologies, Inc. is also referred to herein as the “Company”, “Ormat”, “we” or “us”

2 Reconciliation is set forth below in this release

ORMAT TECHNOLOGIES, INC.
6140 Plumas Street Reno, Nevada • +1-775-356-9029 • ormat@ormat.com

“Ormat delivered in the second quarter a 5.6% growth in electricity segment revenue and a 5.7% increase in generation without any contribution from our Puna power plant in Hawaii that is temporarily shut down following the Kilauea volcano eruption last year” commented Isaac Angel, Chief Executive Officer. “We continue to make good progress in our efforts to resume operations at Puna. We expect that our plant refurbishment activities will be completed on schedule by the end of 2019 and expect that the plant will resume operations as soon as the local permitting and transmission network upgrades being undertaken by our local utility partner are completed by early 2020. Excluding Puna, which contributed gross profit of $1.8 million in the second quarter, our electricity segment produced gross margin of 41.7%, in line with expectations that margins in the second and third quarters would be lower than the first and fourth quarters due to normal seasonality in our electricity segment. This quarter benefited from minimal well field issues and a lower number of pump replacements, partially mitigating the seasonal decline typically seen in gross margins in the second and third quarters and boosted overall profitability. We expect continued growth in the electricity segment in the second half of 2019, as our 7 MW Tungsten Solar expansion is now online. We remain on track with our near-term growth target and plan to add approximately 120 MW to 135 MW to our portfolio by the end of 2021. We are also optimistic about the longer-term outlook for growth at Ormat resulting from the continuing expansion of our international geothermal portfolio, as indicated most recently by the expansion of our operations in Indonesia, where we recently acquired 49% of the Ijen project.”

Mr. Angel continued, “Timing of product segment orders led to a slight year-over-year decline in revenues, but we maintain a healthy backlog of approximately $201 million, including approximately $26 million of new orders booked during the second quarter, and a pipeline of additional opportunities around the world. Two large Turkish contracts continue to weigh on margins in this segment, but we believe this is a short-term phenomenon and we expect margin expansion in the second-half of this year.”

financial highlights for The second quarter of 2019

●	Total revenues of $184.1 million, up 3.2% compared to the second quarter of 2018;

●

Electricity segment revenues of $129.1 million, up 5.6% compared to Q2 2018, with the growth resulting from recently expanded operations at McGuinness Hills and Olkaria, as well as contributions from recently acquired USG, combining to partially offset the loss of revenues resulting from the temporary shut down of the Puna power plant;

●	Electricity segment gross margin was 42.8% compared to 33.5% for Q2 2018. Excluding the impact from Puna, Electricity segment gross margin would have been 41.7% in Q2 2019 and 37.6% in Q2 2018;

●	Product segment backlog was approximately $201 million as of August 7, 2019;

●	Net income was $36.2 million in Q2 2019 compared to net income of $2.7 million in Q2 2018 primarily due to a decrease in income tax provision;

●	Net income attributable to the Company's stockholders in Q2 2019 was $33.9 million, or $0.66 per diluted share, compared to a loss of $0.3 million, or $0.01 per diluted share in Q2 2018;

●	Adjusted Net income attributable to the Company's stockholders[3] in Q2 2019, was $20.6 million, or $0.40 per diluted share, compared to $16.6 million, or $0.32 per diluted share in Q2 2018;

●	Ormat’s second quarter effective tax rate benefit is 11.2%; Excluding a non-recurring tax benefit occurring this quarter, Ormat’s income tax provision effective tax rate would have been 31.1%;

●

Adjusted EBITDA increased 17.4% to $94.9 million from $80.8 million in Q2 2018[2]. Adjusted EBITDA includes approximately $4.1 million and negative $0.6 million of Adjusted EBITDA related to Puna in Q2 2019 and Q2 2018, respectively. Adjusted EBITDA excluding any impact from Puna was $90.8 million in Q2 2019 and $81.4 million in Q2 2018; The Puna related EBITDA included $6.8 million of insurance proceeds received for business interruption in Q2 2019. No proceeds were received in Q2 2018;

●	The Company declared a quarterly dividend of $0.11 per share for the second quarter of 2019.

3 Reconciliation is set forth below in this release

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Recent Developments

●	Commenced commercial operation of our first-ever geothermal and solar hybrid project, a 7MW AC solar expansion of our Tungsten Mountain geothermal project in Churchill County, Nevada.

●	Completed the acquisition of 49% ownership in the Ijen geothermal project, which is under development in Indonesia.

●	Closed a $23.5 million non-recourse loan to refinance the Plumsted and Stryker projects, two 20 MW each battery energy storage assets located in New Jersey.

2019 GUIDANCE

Mr. Angel added, “Excluding Puna, we expect full-year 2019 total revenues of between $720 million and $742 million with Electricity segment revenues between $530 million and $540 million. We expect Product segment revenues of between $180 million and $190 million. Revenues from our energy storage services business are expected to be between $10 million and $12 million. We are increasing our 2019 Adjusted EBITDA guidance and expect between $375 million and $385 million for the full year. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $25 million. This guidance with regard to revenues, Adjusted EBITDA and Adjusted EBITDA attributable to minority interest excludes any contribution and/or impact from Puna.”

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and six months ended June 30, 2019. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes expense related to still evolving effects of the tax law reform in the United States and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

SECOND QUARTER 2019 FINANCIAL RESULTS (COMPARING THE QUARTER ENDED JUNE 30, 2019 TO THE QUARTER ENDED JUNE 30, 2018)

Total revenues for the quarter were $184.1 million, up 3.2% compared to the same quarter last year. Electricity segment revenues increased 5.6% to $129.1 million, up from $122.2 million last year. The increase was mainly attributable to the MGH phase 3 and Olkaria III expansion, which came online in the second half of 2018, as well as the USG acquisition, partially offset by the temporary shut down of the Puna plant. Product segment revenues decreased 5.3% to $52.0 million, down from $54.9 in the same quarter last year. Other segment revenues were $3.0 million compared to $1.2 million in the same quarter last year.

General and administrative expenses were $14.2 million, or 7.7 % of total revenues, compared to $15.9 million, or 8.9% of total revenues. This decrease was mainly related to high expenses in Q2 2018 associated with our identification of a material weakness related to taxes in the fourth quarter of 2017 and the restatement of our second, third and fourth quarter financial statements and our full-year 2017 financial statements.

In the second quarter of 2019, Ormat recorded a non-recurring tax benefit of $13.3 million from its tax strategy plan to refile tax returns net of change in accrued withholding taxes given the Company's decision to no longer reinvestment its earnings in foreign locations ("APB 23 assertion "). In the second quarter of 2018 Ormat recorded a non-recurring tax expense of $16.9 million for the reduction of the valuation allowance related to foreign tax credits and production tax credits.

Inclusive of this non-recurring income tax benefit, Ormat reported net income attributable to the Company’s shareholders of $33.9 million, or $0.66 per diluted share, compared to net loss attributable to the Company’s shareholders of $(0.30) million, or $(0.01) per diluted share. Adjusted Net income attributable to the Company's stockholders was $20.6 million, or $0.40 per diluted share, compared to $16.6 million or, $0.32 per diluted share in the same quarter last year.

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Adjusted EBITDA4 was $94.9 million, compared to $80.8 million. The increase in Adjusted EBITDA is mainly related to the increase in gross profit primarily as a result of lower maintenance expenses. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Dividend

On August 7, 2019, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on August 27, 2019 to shareholders of record as of the close of business on August 20, 2019.

ConfERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, August 8, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141

Conference replay

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10133346

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 584 employees in the United States and 762 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,900 MW of gross capacity. Ormat’s current 917 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

4 Reconciliation is set forth below in this release

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three- and Six-Month Periods Ended June 30, 2019 and 2018

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$129,079	$122,179	$271,987	$254,668
Product	52,030	54,915	104,158	103,587
Other	2,956	1,205	6,958	4,067
Total revenues	184,065	178,299	383,103	362,322
Cost of revenues:
Electricity	73,775	81,236	151,318	154,718
Product	41,316	37,573	83,422	71,299
Other	3,827	2,028	9,037	5,471
Total cost of revenues	118,918	120,837	243,777	231,488
Gross profit	65,147	57,462	139,326	130,834
Operating expenses:
Research and development expenses	810	1,251	1,710	2,359
Selling and marketing expenses	3,276	3,712	7,141	7,411
General and administrative expenses	14,181	15,866	29,870	29,719
Write-off of unsuccessful exploration activities	—	—	—	119
Operating income	46,880	36,633	100,605	91,226
Other income (expense):
Interest income	420	189	713	302
Interest expense, net	(21,517)	(15,846)	(42,740)	(30,190)
Derivatives and foreign currency transaction gains (losses)	19	(529)	491	(2,128)
Income attributable to sale of tax benefits	4,637	3,556	12,401	10,917
Other non-operating expense, net	1,027	7,373	1,118	7,353
Income before income taxes and equity in losses of investees	31,466	31,376	72,588	77,480
Income tax (provision) benefit	3,529	(29,105)	(10,510)	(2,163)
Equity in losses of investees, net	1,202	388	2,249	1,598

Net income	36,197	2,659	64,327	76,915
Net income attributable to noncontrolling interest	(2,259)	(3,002)	(4,443)	(7,750)
Net income attributable to the Company's stockholders	$33,938	$(343)	$59,884	$69,165

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.67	$-0.01	$1.18	$1.37

Diluted:
Net Income	$0.66	$(0.01)	$1.17	$1.36

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,800	50,623	50,757	50,618
Diluted	51,094	50,958	51,058	51,001

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Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2019 and December 31, 2018

(Unaudited)

	June 30,	December 31,
	2019	2018

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$110,665	$98,802
Restricted cash and cash equivalents	70,974	78,693
Receivables:
Trade	135,756	137,581
Other	19,499	19,393
Inventories	38,880	45,024
Costs and estimated earnings in excess of billings on uncompleted contracts	27,352	42,130
Prepaid expenses and other	9,225	51,441
Total current assets	412,351	473,064
Investment in an unconsolidated company	71,047	71,983
Deposits and other	20,281	18,209
Deferred income taxes	130,461	113,760
Property, plant and equipment, net	1,963,086	1,959,578
Construction-in-process	306,810	261,690
Operating lease right of use	58,921	—
Financing lease right of use	15,469	—
Deferred financing and lease costs, net	1,988	3,242
Intangible assets, net	193,142	199,874
Goodwill	20,225	19,950
Total assets	$3,193,781	$3,121,350
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$115,011	$116,362
Short-term revolving credit lines with banks (full recourse)	53,100	159,000
Billings in excess of costs and estimated earnings on uncompleted contracts	14,130	18,402
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	37,343	33,493
Other loans	34,181	29,687
Full recourse	9,368	5,000
Operating lease liabilities	9,906	—
Finance lease liabilities	3,555	—
Total current liabilities	276,594	361,944
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	355,151	375,337
Other loans	334,384	320,242
Full recourse:
Senior unsecured bonds	353,554	303,575
Other loans	73,336	41,579
Operating lease liabilities	15,296	—
Finance lease liabilities	13,000	—
Liability associated with sale of tax benefits	66,999	69,893
Deferred lease income	44,040	48,433
Deferred income taxes	79,837	61,323
Liability for unrecognized tax benefits	14,478	11,769
Liabilities for severance pay	18,058	17,994
Asset retirement obligation	43,094	39,475
Other long-term liabilities	5,499	16,087
Total liabilities	1,693,320	1,667,651

Redeemable non-controlling interest	8,820	8,603

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	906,366	901,363
Retained earnings (accumulated deficit)	470,880	422,222
Accumulated other comprehensive income (loss)	(7,736)	(3,799)
	1,369,561	1,319,837
Noncontrolling interest	122,080	125,259
Total equity	1,491,641	1,445,096
Total liabilities and equity	$3,193,781	$3,121,350

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Six-Month Periods Ended June 30, 2019 and 2018

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and six-month periods ended June 30, 2019 and 2018.

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018

	(in thousands)		(in thousands)
Net income	$36,197	$2,659	$64,327	$76,915
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	21,097	15,657	42,027	29,888
Income tax (benefit) provision	(3,529)	29,105	10,510	2,163
Adjustment to investment in unconsolidated company:
our proportionate share in interest, tax and depreciation and amortization	2,579	4,454	5,240	7,984
Depreciation and amortization	35,751	31,859	70,617	61,296
EBITDA	$92,095	$83,734	$192,721	$178,246

Mark-to-market gains or losses from accounting for derivatives	(370)	537	(1,579)	1,499
Stock-based compensation	2,643	2,116	5,003	3,823
Insurance proceeds in excess of assets carrying value	—	(7,150)	—	(7,150)
Merger and acquisition transaction cost	500	1,571	500	2,670
Write-off of unsuccessful exploration activities	—	—	—	119
Adjusted EBITDA	$94,868	$80,808	$196,645	$179,207

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three-Month Periods Ended June 30, 2019 and 2018

(Unaudited)

Adjusted net income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three-month periods ended June 30, 2019 and 2018.

	Three Months Ended June 30
	2019	2018

	(in millions)
Net income attributable to the Company's stockholders	$33.9	$(0.3)

One-time tax items	(13.3)	16.9

Adjusted Net income attributable to the Company's stockholder	$20.6	$16.6

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.1	51.0

Adjusted EPS	0.40	0.32

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